Exhibit 10.2

SPECTRE GAMING INC.

SOFTWARE DEVELOPMENT AGREEMENT

THIS SOFTWARE DEVELOPMENT AGREEMENT (the “Agreement”) is made as of March 4, 2004 (the “Effective Date”) between MET Games Inc., a corporation organized under the laws of the State of Oklahoma (“MET”) with a principal place of business located at 1611 S. Utica, #194, Tulsa, Oklahoma 74104, and Spectre Gaming Inc., a corporation organized under the laws of the State of Minnesota (“Spectre”) with a principal place of business located at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402. MET and Spectre are individually each a “Party” to this Agreement, and collectively referred to herein as the "Parties.”

R E C I T A L S

     WHEREAS, MET has been developing and is the owner of software useful for the operation of certain gaming computers and systems;

     WHEREAS, Spectre desires to engage MET to complete the development of MET’s gaming software and to purchase MET’s gaming software on the terms set forth below;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties hereby agree to the following terms and conditions:

A G R E E M E N T

1. Definitions. In addition to terms defined elsewhere in this Agreement, the following terms will have the following meanings:

     1.1 “Advance Payment” means a payment of two-hundred fifty thousand dollars ($250,000) to be paid by Spectre to MET, as set forth in Section 6.1 below.

     1.2 “Bingo” means bingo and bingo-type games, including, without limitation, when and as played at Indian casinos, charitable events or institutions or otherwise, as well as “Class II Gaming” as that term is defined in 25 U.S.C. 2703(7) (2002), and any definitions under such statute as may be amended from time to time or under any statute that may replace or supercede the foregoing.

     1.3 “Bingo Software” means the software, including in both object code and source code formats (as applicable) as developed by MET heretofore and further developed hereunder in accordance with Section 2, together with any derivative works or modified, updated, or enhanced versions of such software provided hereunder by MET, including, without limitation, all Releases (as defined in Section 4.1 below) or other modifications, bug fixes, updates and releases thereof that MET may provide to Spectre pursuant to this Agreement.

     1.4 “Confidential Information” means all of the trade secrets, business and financial information, source codes, machine and operator instructions, business methods, procedures, know-how and other information of every kind that relates to the business of either Party and is marked or identified as confidential, or disclosed in circumstances that would lead a reasonable person to believe such information is confidential.

     1.5 “Documentation” means the technical documentation for the Bingo Software to be developed following completion of the Bingo Software, including flowcharts, program procedures and descriptions (including descriptions of the source code and build procedures for the object code), procedures for maintenance and modification, testing data and similar written material relating to the design, structure and implementation of the Bingo Software.

     1.6 “Intellectual Property Rights” means any and all known or hereafter existing worldwide copyrights, trademarks, service marks, trade secrets, patents, patent applications, know-how, moral rights, contract rights, and other proprietary rights, and all registrations, applications, renewals, extensions, and combinations of the foregoing, including, without limitation, the right to seek to enjoin or sue for the past infringement or misappropriation of any of the foregoing.

     1.7 “Modifications” means any derivative works or modified, updated, or enhanced versions of the Bingo Software, including in both object code and source code formats, developed by Spectre or for Spectre, including, without limitation, all modifications, bug fixes, updates and releases thereof that Spectre may develop or have developed.

     1.8 “Programming Notes” means any programmer notes, outlines, descriptions or other documentation of the Bingo Software that are possessed by MET prior to or created by MET during the performance of the Development Services (as defined in Section 2.1(a) below), as well as all descriptions of the build procedures for compiling the source code and creating the object code.

     1.9 “System” means a gaming computer system that (a) consists of hardware and software components provided by Spectre and which includes the Bingo Software, and (b) is intended for use as a Bingo device.

     1.10 “Term” means the term of this Agreement, as set forth in Section 10.1 below.

     1.11 “Restricted Stock” means 800,000 shares of the common stock of Spectre, which is to be issued on a restricted basis in MET’s name and transferred to MET in accordance with the terms and conditions of this Agreement and the terms and conditions of that certain stock purchase and transfer agreement made by and between the Parties on March 4, 2004 (the “Stock Transfer Agreement”).

2. Development Services; Acceptance.

     2.1 Completion of the Bingo Software.

     (a) MET will develop the Bingo Software as set forth herein (the “Development Services”). MET will provide the Development Services and Bingo Software in accordance with specifications as set forth in Exhibit A attached hereto, as amended from time to time by the Parties (the “Specifications”). MET will provide the Development Services and the Bingo Software in accordance with the milestones and deadlines set forth in the Specifications (the “Development Schedule”).

     (b) Every other week MET will issue to Spectre written reports indicating in reasonable detail MET’s progress with the Development Services in order to confirm progress of the Development Services according to the Development Schedule (“Progress Reports”). MET will include in each Progress Report a reasonably detailed description of the progress of the Development Services, status of the Bingo Software, milestones or deadlines that have been met or missed, and an explanation of any errors, problems or situations relevant to the timely performance of the Development Services according to the Development Schedule.

     (c) MET expressly acknowledges and agrees that it has not and will not disclose, license, sublicense, transfer or sell the Bingo Software (or any of MET’s underlying software incorporated or to be incorporated therein), the Programming Notes, any Enhancements, or any Intellectual Property Rights in any of the foregoing, to any third party, and MET will not reproduce, distribute, perform, display, modify, create derivative works of or other exploit any of the foregoing except solely as required to perform MET’s obligations hereunder or as otherwise authorized in writing by Spectre.

     2.2 Software Escrow.

     (a) Contemporaneously with the entry into this Agreement, the Parties and a third party software escrow agent (the “Escrow Agent”) are entering into a software escrow agreement (the “Software Escrow Agreement”, and the escrow associated therewith the “Software Escrow”).

     (b) MET will maintain in the Software Escrow a current and complete version of the source code for the Bingo Software and all Programming Notes, including the build procedures for compiling the source code and creating the object code (the “Escrowed Materials”), which MET will update regularly and consistently throughout the performance of the Development Services (but in no event less than every two weeks).

     (c) The Escrowed Materials will be released to Spectre or its agents as set forth in this Agreement. Without limiting any of Spectre’s rights to take possession or make use of the Escrowed Materials as set forth herein, Spectre may at any time provide written notice to the Escrow Agent that Spectre has elected to take possession of the Escrowed Materials (an “Unconditional Escrow Release”). Thereafter, MET shall provide directly to Spectre rather than to the Escrow Agent the materials called for in Section 2.2(b) at the same frequencies required therein. An Unconditional Escrow Release will not relieve MET of any of its obligations hereunder, including, without limitation, the obligation to provide the Bingo Software in accordance with the Specifications and the Development Schedule.

     (d) The Escrowed Materials will be released to Spectre or its agents upon receipt by the Escrow Agent of a copy of a notice of Acceptance or Non-Conformance Delivery (as defined in Section 2.3 below).

     2.3 Acceptance.

     (a) MET will deliver the Bingo Software to Spectre in accordance with the applicable Specifications and Development Schedule. MET will ensure that the Bingo Software conforms to the Specifications.

     (b) MET will perform bench testing and employ sufficient quality assurance procedures (as MET reasonably determines) to assure that the Bingo Software conforms to the Specifications and will adequately test the Bingo Software accordingly prior to delivery to Spectre. Spectre will have the right to test the Bingo Software to verify that the Bingo Software conforms to the Specifications, and MET will cooperate with such verification testing. MET will deliver to Spectre all Programming Notes in MET’s possession at the time of the delivery of the Bingo Software for such testing.

     (c) If the Bingo Software (or any portions thereof) fails to meet any of the requirements in this Agreement (including, without limitation, the Specifications), or in the event that MET fails to provide the Bingo Software in accordance with the Development Schedule, Spectre will notify MET in writing of such failure. Thereafter, MET will have an additional 45 calendar days (the “Correction Period”) in which to provide, correct or modify the Bingo Software to meet the requirements therefor and to resubmit or submit such Bingo Software to Spectre for testing. If the Bingo Software fails to meet the requirements therefor (including, without limitation, delivery) at the end of the Correction Period (“Non-Conforming Software”), then, at Spectre’s option:

     (i) The Correction Period may be extended as may be established by Spectre.

     (ii) Spectre may require that the source code for the Non-Conforming Software, together with all Programming Notes therefor, be released (both directly from MET and also from the Software Escrow, and the Escrow Agent shall so release the Escrowed Materials upon notice from Spectre) and provided to a third party selected and engaged by Spectre (it being acknowledged and agreed that such third party may not disclose the source code for the Non-Conforming Software to Spectre or any third party), solely to allow such third party to analyze such source code and Programming Notes to determine the scope of effort and modification that might be required to bring the Non-Conforming Software into compliance with the Specifications (the “Third Party Review”) and to provide such assessment to Spectre. The Third Party Review will be at Spectre’s expense. Following the Third Party Review (or at any time if Spectre chooses to forego a Third Party Review), Spectre may elect, at Spectre’s sole discretion:

     (A) to terminate this Agreement (a “Non-Conformance Termination"), provide written notice to MET of such Non-Conformance Termination, return (or cause to be returned) to MET the applicable Non-Conforming Software and Programming Notes, in which case MET will refund to Spectre any consideration previously given to MET (including, without limitation, the Advance Payment), or

     (B) to take delivery (a “Non-Conformance Delivery") of the Non-Conforming Software (in source code and object code forms, including, without limitation, all copies then in MET’s possession together with all of the Escrowed Materials) and Programming Notes in such non-conforming condition, provide written notice to MET of such Non-Conformance Delivery, in which case Spectre may correct or complete, or cause to be corrected or completed, the Non-Conforming Software, which correction or completion will be at MET’s sole cost and expense (the “Correction Expenses”).

     (d) In accordance with the terms hereof, following delivery to Spectre of Bingo Software that conforms to the Specifications, Spectre will provide MET written notice of Spectre’s acceptance of the Bingo Software (“Acceptance”). Acceptance of the Bingo Software and Programming Notes does not relieve MET of any of its other obligations, representations or warranties with respect to the Bingo Software, Programming Notes or other materials due from MET hereunder, nor will Acceptance be deemed to limit, waive or restrict any remedy available to Spectre pursuant to this Agreement.

3. Transfer of Purchase Materials.

     3.1 Spectre Materials.

     (a) Subject to Spectre’s written notice of Acceptance, Non-Conformance Delivery or Unconditional Escrow Release, Spectre hereby purchases from MET, and MET hereby irrevocably sells and transfers to Spectre, the Bingo Software and Programming Notes, and all of MET’s Intellectual Property Rights therein or related thereto (individually and collectively, the “Purchase Materials”), and notwithstanding the generality of the foregoing, for the purposes of Section 11, Spectre shall be deemed to be the Disclosing Party and MET shall be deemed to be the Receiving Party with respect to all of the Purchase Materials irrespective of which Party actually disclosed and received information, and the exceptions set forth in Section 11.2(a) shall not apply to such information.

     (b) Promptly upon Spectre’s notice of Acceptance, Non-Conformance Delivery or Unconditional Escrow Release, at no further cost or expense to Spectre, MET will execute and deliver to Spectre an assignment agreement for the Purchase Materials substantially in the form attached hereto as Exhibit B (the “Assignment", and, as applicable, “Execution And Delivery Of The Assignment"). Thereafter, from time to time at Spectre’s request and expense, MET will execute and deliver any instrument and take any other lawful actions that may be necessary (as determined by Spectre) to evidence, maintain, effectuate, register, seek protection of or defend any and all of Spectre’s rights in the Purchase Materials and any Modifications, Enhancements (as defined in Section 4.3 below) or derivative works thereof.

     (c) Without limiting the foregoing, all Modifications, Enhancements, all Confidential Information of Spectre provided to MET hereunder, all rights and interests related to Spectre’s business other than the Bingo Software and Releases (including, without limitation, the Systems, all “themes” or concepts therefor, all marketing strategies and customer lists), and any and all rights to any stored information or data regarding Spectre customers or related business activities used or obtained in connection with any Systems, and all Intellectual Property Rights in each of the foregoing, are and will remain the exclusive property of Spectre.

     3.2 Acknowledgement of Marketing and Trademarks. MET hereby acknowledges and agrees that Spectre may market, distribute, license, service and otherwise exploit the Bingo Software and Systems in any manner in Spectre’s discretion, subject only to the applicable restrictions and terms set forth herein. Spectre may market, distribute, license, service and otherwise exploit the Bingo Software,

Modifications, Enhancements and Systems, or any portions thereof, under any trademarks or trade names of Spectre’s choosing. Spectre has no obligation to market or distribute the Bingo Software, Modifications, Enhancements or Systems, or any portions thereof, in connection with any of MET’s names, trademarks or logos. The use, if any, of MET’s names, trademarks or logos will be subject to reasonable terms as may be agreed upon by the Parties in the event Spectre elects to use any such MET names, trademarks or logos in connection with the marketing or distribution of the Systems.

4. Maintenance And Support Services; Enhancements.

     4.1 Maintenance.

     (a) MET will provide the following maintenance services (“Maintenance”) for the Bingo Software: (i) MET will promptly remedy any failure of the Bingo Software to conform to its Specifications or other recurring material failures of the Bingo Software that cause the Bingo Software or Systems to be inoperable, to operate improperly or to produce results different from those described in the applicable Specifications (each such failure, an “Error”), and (ii) MET will make available to Spectre via electronic download (or such other means as approved by Spectre) all Error corrections, bug fixes, updates and other maintenance releases of the Bingo Software as required by Spectre (collectively “Releases”). MET’s obligations under this paragraph shall expire one year following Acceptance or Non-Conformance Delivery.

     (b) MET will determine if an Error or other required Maintenance is attributable to (i) the Bingo Software or Enhancements developed by MET or (ii) any Modifications or Enhancements not developed by MET. Maintenance attributable to the Bingo Software or Modifications or Enhancements developed by MET will be at no additional charge to Spectre; Maintenance that arises solely due to any Modifications or Enhancements not developed by MET will be subject to a time and materials charge, which will be at MET’s best commercial rates for similar services, as agreed upon by the Parties.

     4.2 Support.

     (a) MET will provide to Spectre the following support services (“Support”): MET will provide Second Level (as defined below) and Third Level (as defined below) remote technical support resources. “Second Level” remote technical support consists of telephone consultations with a technician experienced with the Bingo Software during normal business hours (8 a.m. - 4:30 p.m. Central Time, Monday through Friday.) If a problem cannot be resolved by Second Level support it will be escalated to “Third Level” support, which will include subject matter experts trained in the development and use of the Bingo Software. These resources may be contacted by Spectre’s support services staff during the same hours as Second Level support to assist in isolating and resolving problems with the Systems. The Parties agree to meet to develop additional terms of a mutually acceptable technical support plan, including contact information and problem escalation procedures; provided, however, that such additional terms will not be binding unless set forth in a writing signed by the Parties. All MET employees and contractors will at all times be adequately trained to provide the Second Level and Third Level support services, provide such services in a professional manner at a level at least as good as industry standard, and will comply at all times with all relevant laws and policies applicable to such services. MET’s obligations under this paragraph shall expire one year following Acceptance or Non-Conformance Delivery.

     (b) MET will determine if required Support is attributable to (i) the Bingo Software or any Enhancements made by MET or (ii) any Modifications or Enhancements not developed by MET. Support required for the Bingo Software or Enhancements developed by MET will be at no additional charge to Spectre; Support for any Modifications or Enhancements not developed by MET will be subject to a time and materials charge, which will be at MET’s best commercial rates for similar services, as agreed upon by the Parties.

     4.3 Enhancements. If Spectre elects to update, modify or enhance the Bingo Software by adding new features or functionality, or by seeking to make other material modifications not covered by MET’s obligations to provide Releases (“Enhancements”) and elects not to develop such Enhancements itself, then Spectre will offer MET an opportunity to bid for the development of such Enhancements, which Spectre will provide to MET prior to offering any third party the right to develop such Enhancements. Provided that MET responds to such offer within 2 weeks of such notice, and Spectre determines, in Spectre’s sole discretion, that MET’s bid to develop such Enhancements is in all respects materially equivalent or preferable to any bid that Spectre might obtain from a third party, then Spectre will engage MET to develop such Enhancement, provided that the Parties can reach mutually acceptable terms and conditions for such development. Subject to the foregoing, Spectre has no obligation to engage MET to develop any Enhancements, and Spectre at all times reserves the right to develop internally Enhancements. Spectre’s obligations under this paragraph shall expire one year following Acceptance or Non-Conformance Delivery.

5. Certain Obligations of MET.

     5.1 Documentation. Following Spectre’s Acceptance or Non-Conformance Delivery of the Bingo Software, Spectre may develop (or have developed) the Documentation for the Bingo Software. In connection therewith, MET will cause to be available to Spectre, at no charge or cost to Spectre and at MET’s sole cost and expense, all programmers and technicians who developed the Bingo Software (individually and collectively, the “Programmers”), which Programmers will provide sufficient background, interviews, know-how, documents and materials to Spectre to enable the development of the Documentation so that a reasonably skilled computer programmer could understand, maintain, enhance and modify the Bingo Software consistent with industry standards. MET hereby represents and warrants to Spectre that such Programmers will be available at reasonable times to Spectre, at MET’s facilities, without unreasonable delays or restrictions placed on such availability, and that such Programmers will cooperate in good faith with Spectre’s efforts to produce the Documentation. The duration of MET’s obligations to ensure the availability and cooperation of the Programmers will expire upon the later of the following dates (such date, "Documentation Finalization”): (a) Spectre’s written confirmation to MET that Spectre has completed its development of the Documentation, or (b) 6 months from Spectre’s Acceptance or Non-Conformance Delivery of the Bingo Software. MET’s liability for breach of its obligations under this paragraph shall be limited to forfeiture to Spectre of those 10,000 shares of Restricted Stock constituting the Documentation Holdback (as defined below in Section 6.2(b)(iii)).

6. Advance Payment and Stock Transfer.

     6.1 Advance Payment. On the Effective Date, Spectre will make a one-time payment to MET for the amount of the Advance Payment.

     6.2 Stock Transfer. In consideration of the Development Services, the sale of the Bingo Software to Spectre, the Maintenance and Support to be provided by MET hereunder and MET’s other obligations and covenants as established herein, Spectre will provide to MET the Restricted Stock on the following basis in accordance with the Stock Transfer Agreement (and the Stock Transfer Agreement shall prevail with respect to any inconsistencies between this Agreement and the Stock Transfer Agreement):

     (a) Restricted Stock. Spectre will cause to be issued to MET the Restricted Stock subject to the terms, conditions and restrictions set forth in this Agreement and in the Stock Transfer Agreement.

     (b) Removal of Restrictions. The Restricted Stock will be released from the applicable restrictions in accordance with the Stock Transfer Agreement and the following:

     (i) If at any time prior to Acceptance or Non-Conformance Delivery, Spectre exercises its right to demand an Unconditional Escrow Release of the Escrowed Materials, then upon release of the Escrowed Materials to Spectre and further upon Execution And Delivery Of The Assignment the restrictions on 790,000 shares of the Restricted Stock will be lifted. Notwithstanding such Unconditional Escrow Release and the subsequent lifting of the restrictions on such 790,000 shares of the Restricted Stock, all of MET’s obligations, representations and warranties will continue in accordance with this Agreement, and Spectre will retain the right to seek all applicable legal and equitable remedies with respect to any failure or breach of MET hereunder.

     (ii) If Spectre does not exercise its right to take an Unconditional Escrow Release of the Escrowed Materials and, pursuant to Section 2.3(c)(ii)(B), Spectre takes a Non-Conformance Delivery, then upon release of the Escrowed Materials to Spectre and further upon Execution And Delivery Of The Assignment the restrictions on 400,000 shares of the Restricted Stock will be lifted. Of the remaining 400,000 shares of Restricted Stock, 390,000 shares (the “Assurance Amount”) will remain restricted until MET has paid Spectre for the Correction Expenses and any damages that may be due under this Agreement.

     (iii) Following the lifting of the restrictions under either subsection (i) or (ii) above, 10,000 shares of such Restricted Stock will remain subject to restriction until the Documentation Finalization (the “Documentation Holdback”).

     (iv) If this Agreement is terminated prior to Acceptance or Non-Conformance Delivery due to MET’s breach or failure to perform, or in the event of a Non-Conformance Termination, then all 800,000 shares of the Restricted Stock will be forfeited to Spectre.

     6.3 Maintenance and Support Fees. For Maintenance or Support attributable to Modifications or Enhancements not developed by MET, Spectre will pay MET for Maintenance and Support on a time and materials basis, to be charged by MET at MET’s best commercial rates for such services.

     6.4 Expenses. Each Party will bear all of its own costs and expenses associated with its performance hereunder, and Spectre will bear the fees charged by the Escrow Agent.

     6.5 Taxes. Spectre will be responsible for and pay all taxes, duties, levies, and other similar charges (and any related interest and penalties) imposed as a result of the existence or operation of this Agreement including, but not limited to, any tax which Spectre is required to withhold or deduct from payments to MET (individually and collectively, “Taxes”); provided, however, that the foregoing will not apply to income taxes that are due from MET due to revenue generated under this Agreement or any personal or real property of MET (including any taxes related to the Restricted Stock). Spectre will be responsible for and will pay directly to the appropriate taxing authorities all sales, use, consumption and transfer taxes, registration charges and transfer fees applicable in respect of this Agreement. Spectre will remit payment for any Taxes due or owing on account of its employees, contractors or principals.

7. Representations and Warranties; Guaranty by Watkins.

     7.1 By Each Party. Each Party, respectively, represents and warrants that: (a) it has the full right, power, and authority to execute and deliver this Agreement and to perform its terms; (b) it is in good standing under the laws of its state of formation, and is, or will be, qualified to do business as a foreign corporation in each other state where such qualification is necessary in order for it to comply with its obligations under this Agreement; and (c) it will perform all services and obligations required hereunder in a professional and workmanlike manner.

     7.2 By MET.

     (a) MET hereby represents and warrants that (i) the services provided by MET (including, without limitation, the Development Services and all Maintenance and Support services) will be performed in a professional and workmanlike manner; (ii) the Bingo Software will conform to the Specifications; (iii) MET exclusively owns all (and has not granted any third party any licenses to any) Intellectual Property Rights in and to the Bingo Software, Programming Notes, and Enhancements provided by MET hereunder, and MET has all other right, title and interest in and to such materials to convey such materials as necessary to comply with this Agreement; (iv) no later than five days following the Effective Date MET shall have obtained from each of its employees or contractors written agreements that convey to MET all such Intellectual Property Rights and other rights as necessary to comply with this Agreement; (v) the Bingo Software and Programming Notes will be free and clear of all security interests or other liens and other encumbrances when provided to Spectre hereunder (excluding any security interests that Spectre itself may register in the Bingo Software); (vi) except as set forth in Exhibit D attached hereto, the Bingo Software does not contain any third party software; (vii) the Bingo Software does not contain any open source software, including, without limitation, any software subject to terms that grant, or purport to grant, to any third party any rights to or immunities under any of MET’s or Spectre’s Intellectual Property Rights that are incorporated, embedded or reflected in the Bingo Software or any Enhancements developed by MET, including, without limitation, software licensed or distributed under licenses or distribution models such as (or similar to) GNU’s General Public License (a/k/a “GPL”) or Lesser/Library GPL (a/k/a “LGPL”); (viii) the Bingo Software and all Enhancements developed by MET will comply with all applicable laws and regulations for software for use with Bingo, including, without limitation, for bingo-related gaming; (ix) the Bingo Software and all Enhancements developed by MET will be provided without any virus, trojan horse, worm, backdoor, disabling feature (including any ability to disable remotely), time bomb or other limiting or malicious code (except to the extent, if any, set forth in the Specifications); (x) neither MET nor any of MET’s employees or officers are subject to any non-compete or similar obligations of restricted performance or loyalty (whether imposed by contract, at common law or otherwise) that will in any way limit, impair, restrict, conflict with or prohibit MET’s performance and obligations hereunder; (xi) neither the Bingo Software, any Enhancement developed by MET or any Programming Notes infringes or misappropriates any Intellectual Property Right of any third party or violated any agreement with any third party (including any agreement between Gary Watkins (“Watkins”) and any third party or any Programmer and any third party); and (xii) no claim is pending or threatened against (or by) MET based on circumstances or allegations that if true as alleged would constitute or result in a breach of any warranties made by MET, and MET has no knowledge of any allegations or circumstances that could reasonably be believed to provide a basis on which any such claim might be brought against (or by) MET.

     (b) In the event Spectre provides MET notice of any failure of the Bingo Software, Enhancement or Programming Notes to meet any of the foregoing warranties, MET will, within 30 days of Spectre’s notice of such failure, at MET’s sole expense: (i) repair or replace the non-conforming Bingo Software, Enhancement or Programming Notes, (ii) provide a substitute product that offers the same features and functionality of the non-conforming Bingo Software, Enhancement or Programming Notes; or (iii) procure any rights necessary to render the non-conforming Bingo Software, Enhancement or Programming Notes compliant with the applicable warranty.

     7.3 Restrictions. The warranties granted under this Section 7 do not apply solely to the extent that: (a) Spectre modifies the Bingo Software, Release, Enhancement or Programming Notes, if such materials would not have been in violation of the applicable warranty but for such modification; or (b) Spectre uses the Bingo Software or Programming Notes is used in conjunction with Systems not intended for Bingo if such materials would not have been in violation of the applicable warranty but for such uses.

     7.4 Disclaimers. THE EXPRESS WARRANTIES IN SECTIONS 7.1 AND 7.2 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, AND ALL OTHER WARRANTIES ARE DISCLAIMED, INCLUDING, WITHOUT LIMITATION, ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT. THE EXPRESS WARRANTIES IN THIS SECTION 7 DO NOT APPLY TO DAMAGE RESULTING FROM ABUSE OR COMPUTER OR ELECTRICAL MALFUNCTION.

     7.5 Guaranty by Gary Watkins. Watkins, in his personal capacity, hereby unconditionally guarantees to Spectre MET’s performance and all obligations, representations and warranties of MET undertaken and set forth in this Agreement; provided, however, that Watkins’ liability under this guaranty shall be limited to $250,000. Watkins acknowledges having been provided with a copy of this Agreement and having consulted with counsel concerning Watkins’s obligations hereunder.

     7.6 Acknowledgement by Spectre. Spectre acknowledges that it has been made aware of the existence of certain litigation and certain contractual obligations, as set forth in Exhibit C, it being acknowledged and agreed by the Parties that Spectre has not reviewed or examined any particular documents with respect to such litigation (including, without limitation, any pleadings, briefs, motions or other documentation or materials) and that Spectre has not made, assumed or provided any advice or conclusion with respect to such litigation or the outcome or settlement (or potential outcome or potential settlement) thereof, and that MET and its attorneys have stated that the representations and warranties of Section 7.2, and in particular those of Section 7.2(a)(x), (xi) and (xii), are not impacted in any way by such litigation and contractual obligations.

     8. Indemnification.

     8.1 By MET. MET will defend, indemnify and hold Spectre (and its officers, employees and customers) harmless from and against and claim, loss or damage (including, without limitation, reasonable attorneys’ fees) arising from (a) any claim that the Bingo Software, any Enhancement developed by MET or any Programming Notes infringes or misappropriates any Intellectual Property Right of any third party; (b) any breach of any representation or warranty provided by MET, or (c) any negligent or willful conduct of MET in relation to this Agreement. If prior to Acceptance of the Bingo Software, any Enhancement developed by MET or any Programming Notes (or any portion thereof) becomes, or in MET’s opinion is likely to become, the subject of an infringement claim, MET may, at its option and expense, either: (i) procure for Spectre the right to continue using the relevant material; (ii) replace or modify relevant material so that it becomes non-infringing but maintains compliance with the applicable Specifications.

     8.2 Indemnification Mechanics. In the event of any obligation of indemnification as set forth in this Section 8, the party to be indemnified will: (a) notify the indemnifying Party promptly in writing of any action, claim or suit to be the basis of indemnification; (b) give the indemnifying Party sole control of the defense thereof and any related settlement negotiations; and (c) cooperate and, at the indemnifying Party’s reasonable request and expense, assist in such defense. In no event may the indemnifying Party make any admission or agree to the entry of any judgment for money to be entered on behalf of the indemnified party without the prior express written consent of the indemnified party.

9. Limitation Of Liability. TO THE GREATEST EXTENT ALLOWED UNDER APPLICABLE LAW, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR AN ACTION ARISING UNDER SECTION 8: (1) IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES INCURRED BY THE OTHER PARTY, AND (2) SPECTRE’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AMOUNT OF THE ADVANCE PAYMENT TO BE PAID BY SPECTRE TO MET HEREUNDER.

10. Term And Termination.

     10.1 Term. The “Term” of this Agreement will commence on the Effective Date and will continue until terminated pursuant to Section 10.2 below or any other provision of this Agreement expressly providing for termination.

     10.2 Termination. Either Party may terminate this Agreement issued hereunder if the other Party materially breaches any provision of this Agreement and does not cure such breach within 30 days after being provided with written notice thereof. Spectre may terminate this Agreement at any time upon 30 days’ written notice to MET, provided that Spectre has paid to MET the Advance Payment in accordance with this Agreement.

     10.3 Survival. Sections 1, 2.2, 2.3, 3, 5, 6, 7, 8, 9, 10.3, 11 and 12, and any provisions necessary to interpret or enforce any of the foregoing, will survive the termination of this Agreement.

11. Confidentiality.

     11.1 Protection. The Party receiving Confidential Information (“Receiving Party”) from the other Party (“Disclosing Party”) will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who have signed a written agreement imposing a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder. The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

     11.2 Exceptions. The Receiving Party’s obligations under Section 11.1 with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party without an obligation of confidentiality; (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party; (ii) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding arising from or related to this Agreement; or (iii) required by law or by the order or a court of similar judicial or administrative body. In the event that the Receiving Party is required to disclose any Confidential Information of the Disclosing Party pursuant to subsection (iii) above, the Receiving Party will notify the Disclosing Party of such required disclosure promptly and in writing and cooperate with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

     11.3 Return of Confidential Information. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the termination of this Agreement, whichever comes first. At the Disclosing Party’s request, the Receiving Party will certify in writing that it has fully complied with its obligations under this Section 11.3.

12. General Provisions.

     12.1 Compliance with Laws.

     (a) Each Party will comply, and will cause its shareholders, directors, officers and employees and all of their respective affiliates to comply, with all applicable laws concerning its performance of this Agreement and undertaking of other obligations hereunder.

     (b) Without limiting the foregoing, (i) MET will not, and will not attempt to, and will not allow or encourage any of its employees or agents to profit from the trading of any securities based on any material non-public information about Spectre obtained by MET, (ii) MET will inform its employees and contractors of the foregoing restrictions, and (iii) MET will obtain or cause to be obtained all necessary governmental licenses, permits or other authority required for MET to perform its obligations hereunder.

     (c) Spectre will obtain or cause to be obtained all necessary governmental licenses, permits or other authority required to market, place and operate the Systems in Bingo-approved casino environments.

     12.2 Assignment. Prior to Spectre’s Acceptance of the Bingo Software, MET will not assign, delegate or transfer, including by operation of law, sale of assets, merger and otherwise, any of its rights or obligations (in whole or in part) under this Agreement to any third party (including, without limitation, any other divisions, affiliates, parents or business partners) without Spectre’s prior written consent, which will not be unreasonably withheld. Upon Spectre’s Acceptance of the Bingo Software, MET may, in MET’s sole discretion, assign, delegate and transfer this Agreement, and all rights and licenses set forth herein, to any third party, provided that MET provides Spectre advance written notice of such assignment at least 45 days prior to making such assignment. At any time, Spectre may, in Spectre’s sole discretion, assign, delegate and transfer this Agreement, and all rights and licenses set forth herein, to any third party. Any attempted assignment, delegation or transfer in violation of the foregoing will be void and will be of no force or effect. Subject to the foregoing, this Agreement will inure to the benefit of and will be binding on each Party’s successors and permitted assigns.

     12.3 Independent Contractor Relationship. The Parties are independent contractors, and nothing herein will be construed to create a partnership, agency, joint venture, or employer-employee relationship. Neither MET nor any of its employees or contractors is entitled to participate in any plans, arrangements or policies (including bonuses, vacations, sick leave, stock options, medical plans and other benefits) that Spectre may provide or make available for Spectre’s employees. MET retains exclusive liability for complying with all applicable state and federal laws governing MET’s relationships with its employees and contractors, including payment of employment and other taxes based on the compensation provided to MET pursuant to this Agreement. Neither MET nor any of its employees is entitled to workers’ compensation benefits pursuant to the contractual relationship established hereunder.

     12.4 Notices. All notices, consents, and approvals under this Agreement must be delivered in writing by electronic mail, courier, electronic facsimile (fax), or certified or registered mail, (postage prepaid and return receipt requested) to the other Party at the address for each Party set forth below, and will be effective upon receipt or three (3) business days after being deposited in the mail as required on the cover page of this Agreement, whichever occurs sooner. Either Party may change its address by giving notice of the new address to the other Party.

     If to MET addressed as follows

MET Games Inc.
Attention: Gary Watkins
1611 S. Utica, #194
Tulsa, Oklahoma 74104

     and if to Spectre addressed as follows:

Spectre Gaming, Inc.
Attention: Ronald E. Eibensteiner
800 Nicollet Mall, Suite 2690
Minneapolis, Minnesota 55402

     12.5 Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Oklahoma without reference to its choice of law rules. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

     12.6 Waivers. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

     12.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions of this Agreement will continue in full force and effect.

     12.8 Entire Agreement. This Agreement and the exhibits and schedules attached hereto (which are hereby incorporated by reference), together with the Stock Transfer Agreement and the Software Escrow Agreement, constitute the entire agreement between the Parties regarding the subject hereof and supersede all prior or contemporaneous agreements, understandings, and communication, whether written or oral.

[REST OF PAGE INTENTIONALLY LEFT BLANK - SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties by their duly-authorized representatives have executed this Agreement as of the Effective Date.

MET GAMES INC.		SPECTRE GAMES INC.

By:	/s/ Gary Watkins	By:	/s/ Ronald Eibensteiner

Print Name:		Print Name:

Title:		Title:

IN RESPECT OF THE GUARANTY BY GARY WATKINS

In accordance with Section 7.5 and in
consideration of my obligations to MET and the
benefits I will receive from the execution and
performance of this Agreement, I, Gary Watkins,
personally guaranty the performance and
obligations of MET hereunder:

                    /s/ Gary Watkins

EXHIBIT A

SPECIFICATIONS FOR BINGO SOFTWARE AND DOCUMENTATION AND DEVELOPMENT SCHEDULE

Development Schedule

     The Bingo Software will be completed and delivered to Spectre no later than ninety (90) days after the Effective Date. Testing by MET will start the day after the Bingo Software is completed and continue for thirty (30) days.

Specifications for Bingo Software:

HIGH-LEVEL OVERVIEW OF GAMING SYSTEM

•	The Class II gaming system is a “real-time” BINGO gaming platform that incorporates network management systems and electronic player stations packaged in traditional class III style presentation. The gaming system is designed to operate in a client / server architecture. The gaming system is referred to as “real-time” BINGO because the balls are drawn at the time of play. (Balls are not pre-drawn or pre-determined). Once the player has purchased a card at the game terminal and executes “play”, the gaming system draws the system-configured number of balls (referred to as the ball draw) determines the results of the ball draw (whether the numbers drawn will result in a win or not) and sends the results of the ball draw to the game terminal. If the result is a win, the winning pattern, including the display of the winning numbers drawn, are displayed at the game terminal in a graphical-type representation of a BINGO card and the drawn numbers are displayed in a graphical-type grid for the players/ users information.

•	The gaming system includes a point of sale module which facilitates the distribution of player winnings and provides detailed audit / accounting features for the financial details of game playing. The point of sale module has the ability to read the bar-coded information that is printed on the ticket / coupon that the game terminal dispenses when the player elects to “cash out”. The point of sale module includes the ability to read a coupon (paper) with a bar code imprinted on it. The module will translate the “meaning” of the barcode imprint (through the use of a bar-code reader / wand) and compare it with the game terminal information that has been stored on the primary database. This occurs to confirm / validate the information on the coupon with the information that the server has been sent regarding the game play activity that has taken place at the game terminal that the coupon originated at. If the information matches, the cashier is “okayed” to distribute the winnings in the form of a cash payout to the player (coupon holder). This point of sale module runs on a separate computer terminal but is connected to the game system via a network interface card and a communication protocol (TCP/IP over Ethernet) that permits communication between the primary database, which resides at the server level, and the point of sale module (residing at the client level). The point of sale module “talks” directly with the primary database and contains a subset of the primary database on the local computer (POS terminal) hard disk. The point of sale module requires each user (cashier) to sign in to the module with a unique username and password. Features of the module then track the activity of the user (cashier) for the session. When the user closes out of their shift (session) the module reconciles the transactions that have taken place and sends the contents of the local database to the primary database. The user (cashier) then signs out.

•	The gaming system includes a management terminal module that serves as an information center for the casino manager. This module will monitor and display on screen a Game Floor Status that includes floor information on the status of game terminals and connected peripherals such as the bill acceptor, card reader, and coupon printer. A Report Module that allows for the display and printing of pre-defined EOD (end of day) reports. There are approximately five (5) or six (6) pre-defined reports that meet the regulatory requirements of NIGC and IGRA. A Site Management Module that is used to set up the particulars of the facility (casino) that the gaming system is being installed at. A Game Management Module that will display to the user the current set up of each game (not terminal). A Game Terminal Module that will display to the user the game terminal configuration information. This module will display information only. The user will be required to provide a userid and password to gain access to the module. The module will operate on a personal computer of standard configuration including a hard disk drive and the necessary hardware to permit communication with the gaming system (see description in point of sale module above).

•	The game terminals will be similar to a class III gaming device in that it will have the style of a traditional Class III gaming machine including three (3) mechanical reels which will display the result of the “ball draw” referred to in the gaming system description above.

•	The system provides instantaneous play cycles, comparable to traditional casino games, and supports the delivery of distinctive and compelling entertainment for the end user. The gaming system will respond immediately to the play execution of the player much in the same way a traditional Class III machine respond to the pull of the “arm” or depressing of the “play” button. The user experience will be similar to as if playing a Class III-type game device. The gaming system will include bonus-rounds that the player will be presented to when a pre-determined event (BINGO game pattern i.e. black out, “V” or some combination of pattern, credits associated with win, and / or number of bets made) awards the player with a playing bonus. This will be presented with some method of “moving” the mechanical reels. It will not (for this release) involve any presentation of bonus that involves player interaction.

•	The system provides the casino operator/ manager one of the most comprehensive and intelligent systems capable of:

•	Player participation management In the Spectre release of the gaming system, player participation / tracking will not be available.

•	Cash audit and management reporting. Described above in Management Terminal Module.

•	The application architecture is such that it allows for game engine enhancement and / or modification should it being challenged, or the current definitions of Class II devices change. The gaming system (software) is architected in such a way (Object Oriented [OO] application development) that it can be modified to suit changes of a regulatory nature or changes based on new technology, play/gaming methods, etc.. The gaming system will also provide for management of the playing particulars (at the server level), i.e. number of balls drawn (ties in with RNG and “math” component of gaming system). This will permit the operator to “tweak” the gaming system depending on the current play environment (i.e. time of day, week, month, holiday, tournaments, special occasions, etc.)

•	The gaming system is a linked interactive Class II game system that incorporates network, database and on-line transaction processing technologies with powerful tools to manage player participation (player tracking not available in Spectre release) and regulatory reporting. Based on MICS. The gaming system will support up to 500 concurrent play stations

•	The system provides a complete game floor solution for Class II compacted and non-compacted facilities. The system operates on high-speed networks 100 Mb Ethernet in a real-time 24x7 environment.

•	It is easy to manage / configure both from a technical perspective and a management perspective. The gaming system includes a Maintenance Module that assists with the servicing of game terminals. It is activated by use of the “RED” key, which initiates a sign in box in the video display area of the game terminal. The service technician is required to provide a userid and password in order to view the Maintenance Menu. The menu items will present selections such as Replay of last (previous) “x” games (where “x” represents the archive at the game terminal), Daily Cash Reports, Maintenance on Game Terminal interconnected devices (bill acceptor, card reader, coupon printer), etc. This module will also be used to “zero out” the terminal.

•	The game terminal module will provide a Player Help Module that will be displayed in the video display area. It will be interacted with via “touch” (touch screen functionality) and will allow the player to view basic help on game play. The player will also be able to view all winning BINGO patterns with the corresponding win (credits / points) via the help screen module including the game ending pattern.

•	The linked/networked system allows operators to manage and monitor player activity to ensure maximum player participation and entertainment.

MODULE DESCRIPTIONS AND FUNCTIONAL SPECIFICATIONS AND REQUIREMENTS

The gaming system consists of the following modules, descriptions and functional specifications and requirements for each as follows:

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 42
Common	(1) Messaging	MSM	DATE 03/04/04
Functional:	Client and server use to exchange data

Client request to server

In game case send client game responses to display

Client listens for messages from server

Server monitors heartbeat from client

Scenario:	Player plays game

Server acknowledges

Server converts currency input at terminal into credits

Customer plays game

Technical:	Messages move in pairs (send receive)

Standard messaging format between client and server Currently unencrypted.

Message encryption will not be part of Spectre release of product. Clarification — the ability to encrypt messages between the server (s) and the client(s) will NOT included as part of the product that will be delivered at the end of the development schedule.

Dependencies:	Dependency on other common modules

Dependency on actual physical infrastructure

Expectations:	Does not apply -

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 43
Common	(2) Transport	TLM	DATE 03/04/04
Functional:	Encapsulates TCP/IP communication layer

Scenario:	This module manages all communication between client and server

Technical:	Part of protocol is same for all applications of this nature

Dependencies:	Dependency on other common modules

Dependency on actual physical infrastructure

Dependency on MSM

Expectations:	Has to be there or no transference of communication would take place

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 44
Common	(3) Database	DBM	DATE 03/04/04
Functional:	This module permits the client to interact with the primary database that resides at the server level. Client uses this module to communicate with the database back and forth. It serves as a wrapper that wraps around the API (part of Interbase) to permit the communication. Allows for more efficiency when making modifications, as the modifications only have to be made once.

Scenario:	There is a portion of this module that will manage the game result archiving.

Technical:	All modules are embedded within the application and run at all times while the application is running.

Dependencies:	Dependency on other common modules
Dependency on actual physical infrastructure

Expectations:	Does not apply -

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 45
Common	(4) Event Logging	ELM	DATE 03/04/04
Functional:	Provides common interface for all modules that are part of the application. This log resides at the server level.

Scenario:	If something fails at the client whether software or hardware, an event of this failure will be logged in this log.
An administrator-type user will be able to view this log at the server.

Technical:	Embedded within application

Dependencies:	Dependency on other common modules

Dependency on actual physical infrastructure

Expectations:	Will be available for viewing at the server level. As txt type file.

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 46
Common	(5) Multi-threading	MTM	DATE 03/04/04
Functional:	This application is written for a single processor — however, it can be re-engineered to address two (2) or more. Multi-threading defined means sharing a single CPU between multiple tasks (threads) in a way to minimize the time required to switch threads. This is accomplished by sharing as much as possible of the program execution environment between the different threads so that very little state needs to be saved and restored when changing threads.

Scenario:

Technical:

Dependencies:	Dependency on other common modules

Dependency on actual physical infrastructure

Expectations:	Does not apply -

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 47
Common	(6) Device	DVM	DATE 03/04/04
Functional:	Base class for all devices

Ties all other modules together

Scenario:	Must be present for MTM and POS — for all devices including server and game terminal.

Technical:	This module assists the server in managing and acknowledging devices in an intangible way; the id’s are stored in the database. These ids will be the same as what are used at the MTM.

Dependencies:	Dependency on other common modules

Dependency on actual physical infrastructure

Expectations:	We will be able to see the result of this module at the MTM and the POS.

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 48
Common	(7) Miscellaneous	MMM	DATE 03/04/04
Functional:	A bucket for storing utilities and tools - not fully developed at this time. Examples are formats for date, time, currency, etc. Information that is global to the system.

Scenario:

Technical:

Dependencies:

Expectations:

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 49
Project	(8) Game Engine	GEM	DATE 03/04/04
Description	This module runs at the client and the server.

Base Game

Holds very primitive info about the game being or to be played. This information is initially pulled from the server and then remains resident in RAM at the server level for future reference or until the RAM is cleared. Assist with overall performance. The base game class serves the primary object from which all other game combinations are inherited.

Game Configuration

Builds on the Game Base, with more precise information about particular game, i.e. lines to be played, balls to be drawn, pointers to other structures. Game Level

This module involves the results of the BINGO card with the reels (video or mechanical). The results come from the server. Tournament Play

This module will NOT be part of the final release (the Spectre release)

Game Play

The results of the game from the server and displayed at the client.

Prize Table

Primary prize table for the entire system. Each game is numbered and therefore each game will get a different set of BINGO patterns based on the buy in level, lines played, etc. There will be a number of patterns that the server has to select from. Exact number not provided.

Progressive Prize

This is tied to the prize table. For example all machines playing “game one” will contribute to the “game one” progressive jackpot.

Map Table

Used to map BINGO results to slot results. Part of database it works in conjunction with Base Game, and game id (“game one” example).

BINGO Card

Container for BINGO numbers that are drawn at server and sent down and displayed in card grid at client.

Card Deck BINGO

Ten (10) decks of 250 cards this is a static set of cards that is initiated at the boot of the server. Players are not dealt cards sequentially but each player will be given a different card with a different number from a different deck.
Ball Draw

Container at client with results of balls drawn at server. Information originates at the server.

Result Scan

The process of taking the card being played and the balls drawn and looking for matches between the two on the BINGO card.

Bonus Rounds

Will be demonstrated in various reel movements — no specifics provided.

Note: Player Interactive Bonus Game Rounds and Player Interactive Bonus-type Game features will not be included in the Spectre release of the software.

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 51
Project	(9) Player Tracking	PTM	DATE 03/04/04
Description	Player:

Container for player data, player ID and credits to be played (or played). Player types can be anonymous cash player (who is a player that has inserted cash into the machine without having a player card initiated). This player will be assigned a player / user id by the system automatically at the start of the game. The numbers are assigned using the “next number” feature of the database. Once the number has been used it will never be used again.

In the case of a player card being initiated, this player id number is assigned by the same means described above (from the same source).

Player Info:

Container for contact-type information on the player. Anonymous cash players have a null pointer for this container as information (contact) is not collected on them.

Player Status:

Tracks the activities of all players - further details have yet to be determined.

Scenario:	Player (cash) starts game, all game activity is tracked, available at server level via report.

Contact fields in POS for setting up player cards. Note - player cards will not be a feature in the Spectre release.

Technical:	Runs at client level and at POS (when available) Incorporated into game history / archiving

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 52
Project	(10) Management	MTM	DATE 03/04/04
Description	Game Floor Status GFM

Will provide floor information on status of terminal peripherals i.e. bill acceptor, card reader, coupon printer.

Report Module RPM

All EOD (End of Day) reports will be run from this module (total five [5] or six [6]. Ad hoc reporting will not be available for the Spectre release.

Site Management SMM

This module is used to set up the facility (casino). Example is provided.

Game Management Module GMM

Displays current set up of each game but does not permit re-configuration - is read only from the management terminal.

Game Terminal GTM

Provides game configuration information on game device terminals - cannot be re-configured from here - is read only from management terminal

Note: the “dash board - graphical” representation of the Management Terminal will not be included in the Spectre release.

Software Specifications:

Module	Name	AKA
EXHIBIT A, PAGE 53
Project	(11) Game Terminal	GTM	DATE 03/04/04
Description:	Game Device Class

This module represents the internal hardware of the game terminal. See Bally machine spec attached and original MET Device class breakdown.

Player Tracking Information

A subset of the main player tracking system except it is more specific to the actual device collecting the history of the game play at the terminal. Will hold “x” complete game transaction (exact number has yet to be determined). This information is used for game dispute resolution and audit purposes. This data will eventually reside in the database at the server level.

Maintenance Module

This module supports the “service mode” of the gaming terminal. Inserting and turning the “red” key displays the service menu on the video screen. The service tech will input a password and be presented with a service menu that will displaying various service related items, such as: Replay of last “x” games, Daily Cash Report, Maintenance Reports on GT Devices, EOD (End of Day) Cash Report, Cash in/Cash Out Report, etc. An activity that will zero out the terminal. All reports will be printed out via the coupon printer; only other output means will be via the screen. This screen will be “touch” enabled.

Process Visual Game Module

BINGO Card Image, Ball Draw Image, Player Stats Image (all will display on “touch” screen monitor.)

Player Help Screen

Accessed via the “touch” screen - will display to player all winning BINGO patterns including game ending pattern. Will provide text-based help screens to player (basic instructions). The user will not be able to interact (play) the game via the “touch” screen.

Module	Name	AKA
EXHIBIT A, PAGE 54
Project	(12) Cashier	POS	DATE 03/04/04
Functional:	Note: For the Spectre release, this module will NOT be able to create player cards, the player-tracking module will not be included.

In the Spectre release, the POS (Point of Sale) module will only be able to read bar-coded coupons (output from the game terminal) and distribute winnings (cash) based on the terminal coupon. It will not be able to take cash / credits in due to the player tracking module not be completely active.

Bar Code Content:

• Ticket number (same as coupon number)

• Terminal (game device) number

• Date

• Time

• Total winning (in currency not credits)

Will be tracked on UserID primary key in database. All data related to the coupon will be traceable via the UserID

Cash Drawer

The cash drawer will be triggered (open) based on an event (i.e. bar code read and subsequent payout, “bleeds”, etc. All events related to the opening of the cash drawer will be tracked in the audit log in the database. It will be written to the primary database at the server level and the subset database that resides on the hard drive of the POS terminal (actual fields not provided) Data redundancy has been addressed.

Module	Name	AKA
	(13) Game Terminal		EXHIBIT A, PAGE 55
Project	Configuration	GCM	DATE 03/04/04
Functional:	The primary purpose of this module is to configure the compact flash devices that will reside in each game player terminal. It will be used in a manufacturing scenario only; not for field use.

Usage will require a personal computer running linux (preferably same version as system is at)

A device that permits interfacing to a compact flash device.

This module which will consist of:

• The kernel and some utilities of the OS

• The game application software

• Information specific to the facility (database)

• Control numbers for the device

• Information specific to the game terminal that the compact flash will be installed in

Scenario:	1. User will sign on to personal computer that has GCM installed

2. User will connect interface cable to compact flash

3. User will either (a) select facility name from existing data, or (b) input facility information into input screen

4. User will enter particulars to compact flash (not provided)

5. User will execute to download to flash

6. User will receive validation message

7. Compact flash is ready to be installed in game terminal

Technical:

Dependencies:

Expectations:

EXHIBIT B

ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

     This Assignment of Intellectual Property Rights (hereinafter the "Assignment”) is made between MET Games Inc., a corporation organized under the laws of the State of Oklahoma (“MET”) with a principal place of business located at 1611 S. Utica, #194, Tulsa, Oklahoma 74104, and Spectre Gaming Inc., a corporation organized under the laws of the State of Minnesota (“Spectre”) with a principal place of business located at 800 Nicollet Mall, Suite 2690, Minneapolis, Minnesota 55402.

     WHEREAS, the parties hereto have entered into that certain Development and Exclusive License Agreement, dated    , 2004 (the “Agreement”), pursuant to which Spectre has an option to purchase certain software, documentation and other materials from MET; and

     WHEREAS, pursuant to the terms of the Agreement, Spectre has elected to exercise such option;

     NOW, THEREFORE, for good and valuable consideration, including, without limitation, as set forth in the Agreement, the receipt and sufficiency of which are hereby acknowledged, MET makes the following assignment to Spectre:

1. MET hereby irrevocably assigns, transfers and sells to Spectre all of MET’s worldwide rights, title and interest (as may now or in the future exist) in and to the work, items and materials described in Schedule 1 attached hereto, and all related documentation therefore, (such work, items, materials and documentation, individually and collectively, the “Work”), including, without limitation, all Intellectual Property Rights (as defined in the Agreement) in the Work; all source code, object code, copyrights, copyright applications, copyright registrations, copyrightable subject matter in the Work in any form or media (whether now known or existing); all rights of reproduction, distribution, performance and display, the right to prepare derivative works; all rights to make, have made, sell, distribute, use and otherwise exploit the Work and Systems (as defined in the Agreement) containing or utilizing the Work; and any and all causes of action heretofore accrued in MET’s favor for infringement or misappropriation of the aforesaid rights.

2. MET’s assignment and transfer of the Work hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the MET hereby irrevocably waives such Moral Rights and consents to any action or use of the Work consistent with the terms of this Agreement that would violate such Moral Rights in the absence of such consent. The MET will confirm, in writing if requested by Spectre, any such waivers and consents from time to time as requested by Spectre.

3. MET hereby represents and warrants to Spectre the following:

     a. MET did not engage any other individual or entity, other than employees of MET working within the scope of their employment, to assist MET in the creation or development of the Work, except for an independent contractors who have, by written assignment, assigned to MET all rights, title and interest in and to the Work;

     b. MET is the sole and exclusive owner of all copyright rights and all other rights throughout the world in the Work;

     c. The Work has not heretofore been pledged, hypothecated or otherwise encumbered and is, in all respects, free and clear (with the sole exception of any of Spectre’s rights therein that are established pursuant to the Agreement);

     d. The Work has not heretofore been licensed by MET to any party other than Spectre and MET has not entered into any contract or agreement or made any commitment that will or may impair Spectre’s rights hereunder (with the sole exception of any of Spectre’s rights therein that are established pursuant to the Agreement); and

     e. The validity of the copyrights in the Work has never been questioned.

4. At any time, and from time to time after the execution of this Assignment, MET will forthwith, upon Spectre’s written request and at Spectre’s reasonable cost and expense, take any and all steps to execute, acknowledge and deliver to Spectre any and all further instruments and assurances necessary or expedient in order to vest or perfect the aforesaid rights and causes of action more effectively in Spectre and to facilitate Spectre’s enjoyment and enforcement of said rights and causes of action.

5. MET hereby constitutes and appoints Spectre as MET’s true and lawful attorney-in-fact, with full power of substitution in MET’s name and stead, to take any and all steps, including proceedings at law, in equity or otherwise, to execute, acknowledge and deliver any and all instruments and assurances necessary or expedient in order to vest or perfect the aforesaid rights and causes of action more effectively in Spectre or to protect the same or to enforce any claim or right of any kind with respect thereto. This includes, but is not limited to, any rights with respect to the Work that may have accrued in MET’s favor from the date of creation of the Work to the Effective Date of this Assignment. MET hereby acknowledges and declares the foregoing power of attorney is coupled with an interest and is irrevocable.

6. MET hereby acknowledges and agrees that the assignment and other obligations of MET set forth herein are made in consideration of those rights, covenants, liabilities and obligations exchanged by MET and Spectre in the Agreement and that no further consideration or payment is required in exchange for MET’s undertakings pursuant to this Assignment.

7. The Assignment is subject to and made part of, and will at all times by governed by, the Agreement by and between the parties. All terms and conditions of the Agreement not inconsistent herewith are applicable hereto.

     IN WITNESS WHEREOF, MET has executed this Assignment as of the date below.

Date:

MET Games Inc.	Spectre Gaming Inc.

By:	By:

Printed Name	Printed Name

Title	Title

Schedule 1

For purposes of this Assignment, the Work assigned by MET to Spectre consists of the Bingo Software, all Enhancements made thereto by MET, and all Programming Notes therefor developed by or for MET, as such terms are defined in the Agreement between the Parties.

Without limiting the foregoing, the Work includes the following:

1.	Messaging Module (MSM)

2.	Transport Layer Module (TLM)

3.	Database Module (DBM)

4.	Event Logging Module (ELM)

5.	Multi-threading Module (MTM)

6.	Device Module (DVM)

7.	Miscellaneous Module (MMM)

8.	Game Engine Module (GEM)

9.	Game Play Module (GPM)

10.	Player Tracking Module (PTM)

11.	Database Module (DBM)

12.	Management Terminal Module (MTM)

13.	Game Floor Status Module (GFM)

14.	Report Module (RPM)

15.	Site Management Module (SMM)

16.	Game Terminal Module (GTM)

17.	Point of Sale (POS)

18.	Player Station Configuration Module (PSM)

19.	Maintenance Module

20.	Player Help Module

Exhibit C

Litigation and Contractual Obligations

Litigation.

In the Court of Common Pleas, State of South Carolina, County of Greenville,
SC 2003-CP-23-1493, BestCheck, Inc. v. Millennium Entertainment Technology, LLC and Gary Watkins

In the Court of Common Pleas, State of South Carolina, County of Greenville,
SC 2003-CP-23-1494, Galaxy Gaming, Inc. v. Gary Watkins

In the Court of Common Pleas, State of South Carolina, County of Greenville,
SC 2003-CP-23-3950, Crescent Enterprises, LLC v. Gary Watkins

In the Court of Common Pleas, State of South Carolina, County of Greenville,
SC 2003-CP-23-3951, Crescent Enterprises, LLC v. Gary Watkins

In the District Court of Tulsa County, State of Oklahoma,
CJ 2003-5381 Watkins v. Crescent/Nova

Contractual Obligations.

Non-Competition [sic], Cofidentiality [sic] and Non-Interference Agreement dated as of April 5, 2002 by and between Galaxy Gaming, Inc. and Gary Watkins.

Exhibit D

Third Party Software

The Bingo Software requires the use of, but does not itself incorporate, the following third party software:

•	InterBase v6.x Server for Linux (Database Software)

•	Red Hat Enterprise Linux AS (Server Software)

•	RedHat Linux 9.0 (Client operating system)